Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO VAN KAMPEN V.I. MID CAP VALUE FUND

A Special Meeting ("Meeting") of Shareholders of The Universal Institutional Funds, Inc. - U.S. Mid Cap Value Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                         Votes      Votes      Broker
Matter                                                     Votes For    Against    Abstain    Non-Votes
------                                                     ----------   -------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization.....   22,579,651   863,825   1,774,094       0